UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2013

HARLAND CLARKE HOLDINGS CORP.
(Exact Name of Company as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	333-133253 (Commission File Number)	84-1696500 (IRS Employer Identification No.)

10931 Laureate Drive, San Antonio, Texas 78249 (address of principal executive offices) (Zip Code)
(210) 694-8888
(Company’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On February 20, 2013, Harland Clarke Holdings Corp. (the “Company”) terminated its $100 million revolving credit facility and, along with certain of its domestic subsidiaries, as co-borrowers,, and its direct parent, CA Acquisition Holdings, Inc. and certain of its other domestic subsidiaries as guarantors, entered into a senior secured asset based revolving credit facility (the "Revolving Facility") with Citibank, N.A., as administrative agent and collateral agent. The Revolving Facility provides for a facility equal to the lesser of $80 million and a calculated borrowing base consisting of:

—	85% of eligible receivables less unearned revenue; plus

—	the lesser of (i) 85% of the orderly liquidation value of eligible inventory and (ii) 70% of eligible inventory (in each case, at the lower of book value and market); minus

—	eligibility reserves in effect at the time.

The borrowing base at closing, based on December 31, 2012 balances, was $56.7 million. The Revolving Facility includes an up to $30 million subfacility for letters of credit and an up to $10 million subfacility in the form of short-term swingline loans.

Borrowings and other obligations under the Revolving Facility are guaranteed by CA Acquisition Holdings, Inc., Harland Clarke Holdings Corp. and certain of its domestic subsidiaries and secured by a lien on substantially all of the assets of such loan parties, including inventory, receivables, equipment, intellectual property and real property.  The obligations under the Revolving Facility are secured by a first priority lien on inventory, receivables, payment intangibles and other current assets and other assets arising therefrom and proceeds thereof  and second priority liens on the remaining collateral, subject to the first priority liens securing the Company’s non-extended and extended term loans and senior secured notes.

The Revolving Facility will terminate on February 20, 2018, with springing maturities 91 days prior to the scheduled maturity date of  the Company’s  non-extended and extended senior secured term loans, senior notes and  senior secured notes, all of which mature prior to the termination date of the Revolving Facility.

Borrowings against the Revolving Facility will be, at the Company's option:

—
A LIBOR rate borrowing, bearing interest at a rate per annum equal to a reserve-adjusted LIBOR rate, plus an applicable margin ranging from 1.75% to 2.25% per annum based on the average excess availability for the prior fiscal quarter; or

—	An Alternate Base Rate ("ABR") borrowing, bearing interest at a rate per annum equal to the greatest of:

—	The prime rate of CitiBank;

—	Federal Funds Effective Rate plus ½ of 1%; and

—	LIBOR rate for a one-month interest period plus 1%.

plus an applicable margin ranging from 0.75% to 1.25% per annum based on the average excess availability for the prior fiscal quarter.

The Revolving Facility has a commitment fee of 0.5% per annum if the average utilization of the Revolving Facility for the preceding fiscal quarter is less than 50% of the total commitments and 0.375% per annum if the average utilization for the preceding fiscal quarter is greater than or equal to 50% of the total commitments.

The Revolving Facility contains covenants that, among other things, limit the ability of the Company and its subsidiaries to (i) incur or guarantee additional indebtedness or capitalized lease obligations, or issue disqualified or preferred stock; (ii) grant liens on assets; (iii) transfer or sell assets; (iv) pay dividends or make distributions to stockholders; (v) enter into transactions with affiliates; (vi) make investments or acquisitions; (vii) enter into sale/leaseback transactions; (viii) amend certain of the Company's indebtedness; (ix) engage in substantially different lines of business; (x) change the Company's fiscal year; and (xi) engage in speculative hedging transactions. These covenants are subject to important exceptions and qualifications. The Revolving Facility also contains a fixed charge coverage ratio test that may apply if the Company’s excess availability falls below specified levels, as well as affirmative covenants and events of default that are customary for such facilities.

Item 2.03	Creation of a Direct Financial Obligation.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLAND CLARKE HOLDINGS CORP.

Date: February 22, 2013	By:	/s/ Martin Wexler
Martin Wexler
Vice President and Treasurer